UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 21, 2016

AMERICAN LORAIN CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34449	87-0430320
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation)		identification no.)

Beihuan Road Junan County
Shandong, China 276600
(Address of Principal Executive Offices) (Zip Code)

(86) 539-7317959
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 21, 2016, American Lorain Corporation (the “Company”) received the resignation of Johnny Zhou, interim Chief Financial Officer of the Company, effective immediately. Mr. Zhou indicated that his resignation is for personal reason and not because of any disagreement with the Company.

On June 21, 2016, the Board of Directors of the Company approved the appointment of Zhanhai Yang, age 52, as Chief Financial Officer (“CFO”) of the Company, effective June 21, 2016. From March, 2016 to May, 2016, Mr. Yang served as Controller of the Accounting Department of Rizhao City XinSanMing Chemicals Co., Ltd. in Shandong Province, China. From November, 2014 to February, 2016, Mr. Yang served as Controller of the Accounting Department of Rizhao City XinMei Real Estate Development Co., Ltd. in Shandong Province, China. From May, 2004 to October, 2014, Mr. Yang has served as the head of accounts balance division and transportation payment and receipt management division, director of materials inspection station, accountant in charge and deputy senior accountant for internal control positions for Rizhao Iron & Steel Co., Ltd. in Shandong Province, China.

Mr. Yang received his three-year college diploma in accounting from Inner Mongolia University of Science and Technology in 1984. Mr. Yang is a Certified Public Accountant (“CPA”) in China.

In connection with his appointment as the Chief Financial Officer, the Company entered into an employment agreement with Mr. Yang on June 21, 2016. The employment agreement provides that Mr. Yang will receive compensation in the amount of RMB 15,000 per month (approximately $2,315) as well as a one-time stock award of 50,000 shares of Company’s Common Stock under the Company's 2014 Equity Incentive Plan, subject to the future approval by the Compensation Committee and Board of Directors of the Company. The term of the employment agreement is for one year from June 22, 2016 to June 21, 2017.

Mr. Yang was not selected pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Yang and the directors and executive officers of the Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Title or Description

10.1	Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Lorain Corporation

By: /s/ Si Chen_________
Name: Si Chen
Title: Chief Executive Officer

Date: June 22, 2016